Structured

Investments

Investment Strategies

For Your Market View

Free Writing Prospectus

Registration Statement Nos. 333-221595; 333-221595-01 Dated November 14, 2018

Filed Pursuant to Rule 433

Innovative Ideas Designed to Complement Your Investment Portfolio

With a unique approach to identifying investment ideas and sourcing investment strategies, Morgan Stanley Wealth

Management’s Structured Investments team provides investors with a wide variety of products tied to the performance of underlying assets from different asset classes.

For over a decade, Morgan Stanley Wealth Management has been offering a variety of Structured Investments. Today, we are a leading distributor of Structured Investments and we have witnessed increasing investor demand over the years. Morgan Stanley Wealth Management has sold billions of dollars of these securities to our U.S. and international investors.

Depending upon your net worth, investment objectives and risk tolerance, you may determine that Structured Investments can play a role in achieving your financial goals.

Structured Investments involve risks not associated with other types of investments. You should make an investment decision only after thoroughly reviewing the offering documents for each particular Structured Investments offering, including the risk disclosure contained within.

For over a decade, Morgan Stanley Wealth Management has been offering a variety of Structured Investments. Today, we are a leading distributor of Structured Investments and we have witnessed increasing investor demand over the years. Morgan Stanley Wealth Management has sold billions of dollars of these securities to our U.S. and international investors.

Depending upon your net worth, investment objectives and risk tolerance, you may determine that Structured Investments can play a role in achieving your financial goals.

Structured Investments involve risks not associated with other types of investments. You should make an investment decision only after thoroughly reviewing the offering documents for each particular Structured Investments offering, including the risk disclosure contained within.

Why Do Investors Buy

Structured Investments?

Quite simply, we provide investors with investment strategies that may not be easily achieved via more traditional investments. These strategies can offer investors different risk-reward characteristics. Just as stocks and bonds serve as essential components of a diversified financial portfolio, investors may add structured investments to their holdings to address particular investment objectives within an overall investment plan.

By selecting an offering within a particular payoff category and risk-reward profile, you may be able to complement your particular investment objectives (capital appreciation, income, aggressive income or speculation).

YOU MAY SEEK A BULLISH, BEARISH

OR A MARKET-NEUTRAL VIEW linked to the performance of a particular underlier or underliers from asset classes such as equities, commodities, currencies and/or interest rates.

ALL OFFERINGS HAVE A SPECIFIED MATURITY DATE,

but some are subject to issuer call rights or event-driven call provisions. Investors must consider their market view in relation to the fixed term of the offering (as it may be shortened by a call provision, if applicable).

STRUCTURED INVESTMENTS OFFERINGS MAY NOT BE MADE AVAILABLE TO ALL INVESTORS, and you may not be eligible to purchase them.

Obtain Investment Exposure to Different Asset Classes

All Structured Investments offerings are dependent upon the performance of one or more underlying assets. Any periodic payments (if applicable), supplemental payments at maturity (if applicable) and, if applicable, the return of your principal at maturity (depending upon the payoff) are a function of the performance of the applicable underlier(s) and are subject to the credit risk of the issuer.

Some offerings are designed to provide potential returns linked to underliers from two different asset classes. For example, investors may seek returns linked to the performance of the S&P 500® Index and to 3-month LIBOR.

Interest

Rates

Foreign

Exchange

Stocks or

Equity Indexes

Commodities

Gain Access to a Variety

of Product Categories (Payoffs)

Morgan Stanley Wealth Management brands its offerings into one of five different product categories (payoffs). These categories provide investors with a variety of risk-reward profiles. All Structured Investments expose investors to the credit risk of the issuer with respect to any periodic payments and payments at maturity.

1       2

Market-Linked Notes

and Market-Linked Deposits

Designed to either provide for the potential for periodic income or for capital appreciation while returning a minimum of the investor’s initial investment at maturity. Market-linked deposits are not securities and are not registered with the SEC. They are insured by the FDIC up to applicable limits.

Partial Principal

at Risk Securities

Designed to either provide for the potential for periodic income or for capital appreciation while paying a minimum of 90%-99% of the investor’s initial investment at maturity.

3 4 5

Leveraged Performance Investments

Designed to provide for capital appreciation where the investor has the potential for leveraged upside appreciation, typically subject to a maximum return and with the potential for loss of principal at maturity.

Enhanced Yield Investments

Designed to provide for potential above-market periodic income, but subject investors to the potential loss of principal at maturity.

Access Investments

Designed to provide investors with exposure (generally 1:1 upside exposure and 1:1 downside risk) to underlying assets which may otherwise be difficult to achieve via a direct investment. These investments subject investors to the potential loss of principal at maturity.

Investment Availability

All Structured Investments offerings are priced and executed on a specified date. Offerings are made available for purchase on a scheduled basis, as market opportunities present themselves or based upon your own specifications.

Routine Offerings

Typically, we provide investors with access to offerings that are offered on periodic cycles.

•	We execute transactions which are designed to provide investors with the potential to obtain above-market yield. These offerings are typically linked to the performance of stocks based within the United States that trade on Nasdaq or the NYSE.

•	Also, we execute transactions which are designed to provide investors with strategic investment opportunities. These offerings are typically linked to the performance of major market indexes and Exchange Traded Funds (ETFs).

Tactical Opportunities

When there are sharp upward or downward market movements, we provide investors with strategies designed to potentially obtain a tactical market entry point.

Tailored Strategies

Investors who have the financial capacity to invest $3 million or more in a single investment may request that Morgan Stanley Wealth Management create a structured investments offering based on specific investment parameters. We may or may not be able to create this for you, but we will work with our issuers to try to meet your specifications and risk-reward profile.

Common Formats for Structured Investments

Structured Investments come in a variety of formats (often called a wrapper). Following are commonly used formats (please note the important differences).

SEC Registered Securities

Senior, unsecured debt securities of the issuer. Similar to the credit risks associated with traditional corporate bonds, this type of wrapper will generally rank equally in the capital structure with all other unsecured and unsubordinated debt of the issuer.

Bank Issued Market-	Bank Issued	Reg. S Notes (Non-U.S.
Linked Deposits	3(a)(2) Securities	Investors Only)
Principal protected deposits	Senior, unsecured securities	Senior, unsecured notes
issued by banks and are not	issued by banks. Even	exempt from registration
securities or registered with	though these securities	under the 1933 Act
the SEC. These deposits	are issued by a bank, they	pursuant to Reg. S. Reg. S
are FDIC insured within	are NOT deposits and are	securities are offered to
applicable limits, generally	NOT insured by the FDIC.	offshore investors ONLY;
up to $250,000 per	Such securities are exempt	they are NOT offered,
depositor in most insurable	from SEC registration	sold or otherwise made
capacities (as of December	under Section 3(a)(2)	available to U.S. investors.
31, 2017) and up to	of the Securities Act.
$250,000 per participant
in certain “self-directed”
retirement accounts.

How Can an Open Architecture Platform be Beneficial to You?

Credit Diversification	Response Times
The Structured Investments team works	In some instances, sharp market movements
with a number of issuers in order to provide	may provide investors with tactical market entry
you with credit exposure to different issuers.	points. Using our relationships with a number of
At the time of issuance, all of our issuers	different issuers, we strive to respond quickly with
have a credit rating above investment grade.	investment opportunities.
Bidding Analysis	Competitive Bidding Process
Once we receive quotes from our issuers,	We put our issuers in competition with each
we analyze their pricing while considering	other in order to provide you with competitive
any differences in their creditworthiness.	pricing with respect to the economic components
of the particular offering.

The Structured Investments Team

As a resource to your Financial Advisor, Morgan Stanley Wealth Management has a Structured Investments Team within its Capital Markets Division. The Structured Investments Team is comprised of interwoven groups: marketing,secondary market trading and product employees.

Product Team

The Product Team interacts with the Marketing Team and utilizes an open architecture platform with our issuers to provide investors with an array of investment alternatives with competitive pricing.

Marketing Team

The Marketing Team is an available resource to your Financial Advisor. The team provides geographical coverage throughout the United States and internationally.

Secondary Market Trading Team

The Secondary Market Trading Team assists Financial Advisors with executing investors’ orders.

Structured Investment issuers may, but are not obligated to, make a secondary market in their offerings.

How You Can Learn More About Structured Investments

Morgan Stanley Wealth Management has created additional materials about Structured Investments for your consideration. Additionally, and most importantly, you should carefully review the offering documents related to a specific investment prior to making an investment decision to ensure that you are familiar with the risks and potential conflicts inherent in the specific investments and Structured Investments generally. Your Financial Advisor can assist you with obtaining these materials:

Structured Investments

Enhanced Yield Investments

Introduction to Structure Investments

JULY 2018

Summary

Morgan Stanley Wealth Management Structured Investments offer investors a range of investment opportunities with varying features, both in terms of structure

3	Structured Investment Categories

4	Overview of Enhanced Yield Investments

5	Types of Enhanced Yield Investments

6	Contingent Income Auto-Callable Securities

Structured Investments

Leveraged Performance:

PLUS and Jump Securities

JULY 2018

Summary

Just as stocks and bonds serve as essential components at the foundation of a diversified financial portfolio, structured investments may be added to an investor’s holdings to address a particular investment objective within an overall investment plan.

A flexible and evolving segment of the capital markets, structured investments typically combine a debt security or certificate of deposit (CD) with exposure to other underlying asset classes (such as equities, commodities, currencies or interest rates) to create a way for investors to express a market view (bullish, bearish or market-neutral), complement an investment objective (for example, capital appreciation, income, aggressive income or speculation), hedge an existing position or gain exposure to a variety of underlying asset classes.

2	Anatomy of Structured Investments

3	Structured Investment Categories

4	Overview of Market-Linked Notes,

FDIC-Insured Market-Linked Deposits and Partial Principal at Risk Securities

5	Overview of Enhanced Yield

Investments

6	Overview of Leveraged

Performance Investments

7	Overview of Access Investments

8	Structured Investments and

Your Portfolio

9	Additional Resources and Risk Considerations

Free Writing Prospectus

Registration Statement Nos. 333-221595; 333-221595-01

Dated July 30, 2018

Filed Pursuant To Rule 433

and underlying asset class exposure, providing investors with the building blocks to help them pursue their specific financial goals.

Tactical Offerings

Enhanced yield investments are designed for income oriented investors seeking potentially above market yield but who are willing to risk their principal and, in many cases, also risk receiving few or no coupon payments during the term of the investment.

•	Enhanced Yield

•	Leveraged Performance

•	Partial Principal at Risk Securities

•	Market-Linked Notes and FDIC Insured Market-Linked Deposits

•	Access

6	Implementing Contingent Income Auto-Callable Securities in Your Portfolio

9	Variations of Contingent Income Auto-Callable Securities

12	RevCons
12	Implementing RevCons in Your Portfolio
15	Variations of RevCons

16	Selected Risk Considerations

Free Writing Prospectus Registration Statement Nos. 333-221595;333-221595-01 Dated July 30, 2018

Filed Pursuant To Rule 433

Morgan Stanley Wealth Management Structured Investments offer investors a range of investment opportunities with varying features, both in terms of structure and underlying asset class exposure, providing clients with the building blocks they need to pursue their specific financial goals.

TACTICAL OFFERINGS

Leveraged Performance investments can be used as alternatives to traditional investments that do not have leverage features.

g Enhanced Yield Investments
g	Leveraged Performance Investments
g Partial Principal at Risk Securities
g Market-Linked Notes and Market-Linked Deposits
2	Alternative Ways to Pursue Your Investment Strategy

3	Introduction to Leveraged Performance (PLUS )

4	Bull PLUS

6       Buffered PLUS

8       Bear PLUS

10 Trigger PLUS

12 Dual Directional Trigger PLUS

14	Introduction to Leveraged Performance Jump Securities

17	Who Should Consider Investing in PLUS or Jump Securities?

18	Selected Risk Considerations

Free Writing Prospectus

Registration Statement

Nos. 333-221595;333-221595-01

Dated July 30, 2018

Filed Pursuant To Rule 433

Your Morgan Stanley Financial Advisor can provide you with detailed information about specific structured investments and how these vehicles may help you accomplish your financial goals.

This material was not prepared by the research departments of Morgan Stanley & Co. LLC or Morgan Stanley Wealth Management and it should not be regarded as a research report.

— FDIC Insured

g Access Investments

This is not a research report and was not prepared by the research departments of Morgan Stanley & Co. LLC or Morgan Stanley Smith Barney LLC. It was prepared by Morgan Stanley Wealth Management sales, trading or other nonresearch personnel. Past performance is not necessarily a guide to future performance. Please see additional important risk considerations, information and qualifications at the end of this material.

Investing in PLUS or Jump Securities involves risk. See “Selected Risk Considerations.”

This material was not prepared by the research departments of Morgan Stanley or Morgan Stanley Wealth Management and it should not be regarded as a research report.

Introduction to Structured Investments

Structured Investments —

Enhanced Yield Investments

Structured Investments — Leveraged

Performance: PLUSSM and Jump Securities

Interest Rate-Lined

Structured Investments

Offering Documents

Additional information about the risks associated with Structured Investments is available to you on the following websites:

Financial Industry Regulatory Authority/FINRA (http://www.finra.org) Securities and Exchange Commission/SEC (http://www.sec.gov).

Structured Investments are complex and involve risks. These risks can include, but are not limited to: fluctuations in the price, level or yield of the underlying asset(s), interest rates, currency values and credit quality; substantial loss of principal; limits on participation in appreciation of the underlying asset(s); limited liquidity; credit risk of the issuer; and conflicts of interest.

Important Information and Qualifications

This material was prepared by sales, trading or other nonresearch personnel of Morgan Stanley Smith Barney LLC (together with its affiliates, “Morgan Stanley Wealth Management”). This material was not produced by a Morgan Stanley & Co. LLC (“Morgan Stanley & Co.”) or Morgan Stanley Wealth Management research analyst, although it may refer to a Morgan Stanley & Co. or Morgan Stanley Wealth Management research analyst or report. Unless otherwise indicated, these views (if any) are the author’s and may differ from those of the aforementioned research departments or others in the firms.

An investment in structured investments may not be suitable for all investors. These investments involve substantial risks. The appropriateness of a particular investment or strategy will depend on an investor’s individual circumstances and objectives. This material does not provide individually tailored investment advice nor does it offer tax, regulatory, accounting or legal advice.

We remind investors that these investments are subject to market risk and will fluctuate in value. The investments discussed or recommended in this communication may be unsuitable for investors depending upon their specific investment objectives and financial position. No representation or warranty is made that any returns indicated will be achieved. Potential investors should be aware that certain legal, accounting and tax restrictions, margin requirements, commissions and other transaction costs may significantly affect the economic consequences of the transactions discussed herein. The information and analyses contained herein are not intended as tax, legal or investment advice and may not be suitable for your specific circumstances.

Hypothetical performance results have inherent limitations. There are frequently sharp differences between hypothetical and actual performance results subsequently achieved by any particular trading strategy. Hypothetical performance results do not represent actual trading and are generally designed with the benefit of hindsight. They cannot account for all factors associated with risk, including the impact of financial risk in actual trading or the ability to withstand losses or to adhere to a particular trading strategy in the face of trading losses. There are numerous other factors related to the markets in general or to the implementation of any specific trading strategy that cannot be fully accounted for in the preparation of hypothetical performance results and all of which can adversely affect actual trading results.

These materials may not be distributed in any jurisdiction where it is unlawful to do so. The products described in this communication may not be marketed or sold or be available for offer or sale in a number of jurisdictions where it is unlawful to do so. This publication is disseminated in Japan by Morgan Stanley Japan Limited; in Hong Kong by Morgan Stanley Dean Witter Asia Limited; in Singapore by Morgan Stanley Dean Witter Asia (Singapore) Pte., regulated by the Monetary Authority of Singapore, which accepts responsibility for its contents; in Australia by Morgan Stanley Dean Witter Australia Limited A.B.N. 67 003 734 576, a licensed dealer, which accepts responsibility for its contents; in Canada by Morgan Stanley Canada Limited, which has approved of, and has agreed to take responsibility for, the contents of this publication in Canada; in Spain by Morgan Stanley, S.V., S.A., a Morgan Stanley group company, which is supervised by the Spanish Securities Markets Commission (CNMV) and states that this document has been written and distributed in accordance with the rules of conduct applicable to financial research as established under Spanish regulations; in the United States by Morgan Stanley & Co., which accepts responsibility for its contents; and in the United Kingdom, this publication is approved by Morgan Stanley & Co. International PLC, solely for the purposes of section 21 of the Financial Services and Markets Act 2000 and is distributed in the European Union by Morgan Stanley & Co. International PLC, except as provided above. Private UK investors should obtain the advice of their Morgan Stanley & Co. International PLC representative about the investments concerned. In Australia, this publication, and any access to it, is intended only for “wholesale clients” within the meaning of the Australian Corporations Act. Third-party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data they provide and shall not have liability for any damages of any kind relating to such data.

Any estimates, projections or predictions (including in tabular form) given in this communication are intended to be forward- looking statements. Although Morgan Stanley Wealth Management believes that the expectations in such forward-looking statements are reasonable, it can give no assurance that any forward-looking statements will prove to be correct.

Such estimates are subject to actual known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected.

These forward-looking statements speak only as of the date of this communication. Morgan Stanley Wealth Management expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in its expectations or any change in circumstances upon which such statement is based.

This material was not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under US federal tax laws. Prior to entering into any proposed transaction, recipients should determine, in consultation with their own investment, legal, tax, regulatory and accounting advisors, the economic risks and merits, as well as the legal, tax, regulatory and accounting characteristics and consequences, of the transaction.

“PLUSSM” is a service mark of Morgan Stanley.

Each relevant issuer has separately filed a registration statement (including a prospectus), and will file a pricing supplement, with the SEC for any offering to which this communication relates. Before you invest in any offering, you should read the prospectus in that registration statement, the applicable pricing supplement and other documents such issuer has filed with the SEC for more complete information about that issuer and that offering. You may get these documents free of charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the relevant issuer, any underwriter or any dealer participating in any offering will arrange to send you the prospectus if you request it by calling toll-free 1-(800)-584-6837.

The trademarks and service marks contained herein are the property of their respective owners. Additional information on recommended securities discussed herein is available on request. This communication or any portion hereof, may not be reprinted, resold or redistributed without the prior written consent of Morgan Stanley. RevConsSM , Bull PLUSSM , Buffered PLUSSM , Trigger PLUSSM , Dual Directional Trigger PLUSSM .

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. The Structured Investments are not sponsored, endorsed, sold or promoted by Standard and Poor’s Financial Services LLC, and Standard and Poor’s Financial Services LLC makes no representation regarding the advisability of investing in the Structured Investments.

Morgan Stanley Wealth Management is a trade name of Morgan Stanley Smith Barney LLC. Investments and services offered through Morgan Stanley Smith Barney LLC. Member SIPC.

© 2018 Morgan Stanley Smith Barney LLC. Member SIPC. CMS 8306060  CR2204001 8/18  CS 9362507 11/18